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                                                                  EXHIBIT 10.7.1

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                            STOCK PURCHASE AGREEMENT



                                     BETWEEN


                           CROWN MEDIA HOLDINGS, INC.


                                       AND


                            DIRECTV ENTERPRISES, INC.



                           DATED AS OF AUGUST 20, 2001


[*] Portion omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

================================================================================


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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of August 20, 2001, by and between Crown Media Holdings, Inc., a Delaware corporation (the "Company"), and DIRECTV Enterprises, Inc., a Delaware corporation ("DIRECTV").

                                    RECITALS

         WHEREAS, the Board of the Company has determined that it is in the best interest of the Company to issue 5,360,202 shares of its Class A Common Stock to DIRECTV for consideration equal to the par value thereof, in order to induce DIRECTV to cause its wholly-owned subsidiary, DIRECTV, Inc., a California corporation, to enter into the Affiliation Agreement (as defined below) and in anticipation of an alignment of the Company's and DIRECTV's interests that will provide DIRECTV, Inc. with an incentive to pursue the cooperative ventures set forth in the Side Letter (as defined below);

         WHEREAS, concurrent with the execution of this Agreement, DIRECTV shall cause DIRECTV, Inc. and the Company shall cause Crown Media United States, LLC ("Crown Media U.S.") (a Delaware limited liability company of which the Company is the sole voting and managing member) to execute the Affiliation Agreement providing for DIRECTV's carriage of the service known as the "Hallmark Channel;"

         WHEREAS, concurrent with the delivery of the DIRECTV Shares and the consideration therefor, DIRECTV, Inc. and Crown Media U.S. shall enter into the Side Letter;

         WHEREAS, DIRECTV acknowledges that the Company would not enter into this Agreement without the Affiliation Agreement and the Side Letter.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and DIRECTV hereby agree as follows:

     1. DEFINITIONS

     The following terms used herein shall have the following meanings:

         "ACT" means the United States Securities Act of 1933, as amended.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AFFILIATION AGREEMENT" means that certain Affiliation Agreement between DIRECTV, Inc. and Crown Media U.S. dated as of the date hereof.

         "AGREEMENT" has the meaning set forth in the Preamble.


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         "AMENDED STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement as amended in accordance with Section 5.3.

         "CLOSING" has the meaning set forth in Section 2.2.

         "COMPANY" has the meaning set forth in the Preamble.

         "COMPANY BOARD" has the meaning set forth in Section 5.3.

         "COMPANY DEFAULT" has the meaning set forth in Section 13.

         "COMPANY SEC REPORTS" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since the date of its initial public offering, including all exhibits thereto.

         "CROWN MEDIA U.S." has the meaning set forth in the Recitals.

         "DIRECTV" has the meaning set forth in the Preamble.

         "DIRECTV DEFAULT" has the meaning set forth in Section 13.

         "DIRECTV, INC." has the meaning set forth in the Recitals.

         "DIRECTV OBSERVER" has the meaning set forth in Section 5.3(a).

         "DIRECTV PROPORTION" has the meaning set forth in Section 12(a).

         "DIRECTV SHARES" has the meaning set forth in Section 2.1.

         "EQUITY" has the meaning set forth in Section 12(a).

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

         "FILMS TRANSACTION" means the transaction, as set forth in the Purchase and Sale Agreement, dated April 10, 2001, between the Company and Hallmark Distribution, LLC, pursuant to which the Company anticipates issuing up to 35,294,118 shares of its Class A Common Stock to Hallmark Entertainment Distribution, LLC, in connection with the proposed purchase by the Company of certain films and related rights and properties of Hallmark Distribution, LLC.

         "FORM 10-Q" has the meaning set forth in Section 3.4.

         "FULLY DILUTED BASIS" means taking into account (i) all outstanding shares of capital stock of the Company, including shares of common stock and preferred stock of the Company; (ii) any outstanding or authorized options, warrants and purchase rights (including subscription, conversion, exercise or preemptive rights and rights of first refusal), and (iii) any other contracts or commitments for the purchase or acquisition from the Company of any of its securities or that could require the Company to issue, sell or otherwise cause to become outstanding any of its


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securities, excluding (x) commitments pursuant to the Films Transaction; and (y)
obligations pursuant to any "most favored nations" clause contained in any distribution agreement of Crown Media U.S.

         "GOVERNMENTAL ENTITY" means any foreign, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.1.

         "LAWS" means all applicable laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "LIABILITIES" means, absolute or contingent (individually or in the aggregate), any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, attorneys' fees, accounting fees and investigation costs).

         "LIBERTY" has the meaning set forth in Section 5.3(c).

         "LIEN" means any mortgage, lien, pledge, charge, security interest, restriction on voting or transfer, or other encumbrance.

         "ORGANIZATIONAL DOCUMENTS" means the certificate of incorporation, bylaws or other governing documents of the Company as of the date hereof.

         "OTHER DISTRIBUTOR PROPORTION" has the meaning set forth in Section 12(a).

         "PAR CONSIDERATION" has the meaning set forth in Section 2.1.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

         "SEC" means the Securities and Exchange Commission.

         "SHARE DELIVERY DATE" has the meaning set forth in Section 2.2.

         "SIDE LETTER" means that letter agreement entered into between DIRECTV, Inc. and the Company on the Share Delivery Date, the form and substance of which is set forth in Schedule 1 attached hereto.

         "STOCKHOLDERS AGREEMENT" has the meaning set forth in Section 4.4(b).

2. ISSUANCE OF THE DIRECTV SHARES

         2.1 Issuance of the DIRECTV Shares. Subject to the provisions of this Agreement, the Company shall issue and deliver to DIRECTV, and DIRECTV shall accept from the


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Company, 5,360,202 shares of Class A Common Stock of the Company, par value
$0.01 per share (the "DIRECTV Shares"), representing, as of August 17, 2001, a seven percent (7%) equity interest in the Company on a Fully Diluted Basis for consideration in the amount of $53,602.02, which amount represents the par value thereof (the "Par Consideration").

         2.2 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 7 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Section 6, the delivery and closing of the issuance of the DIRECTV Shares (the "Closing") will take place at the Los Angeles offices of the Company on a date that is mutually agreed by the parties, but in no event later than September 7, 2001 (the "Share Delivery Date").

         2.3 Deliveries at the Closing. At the Closing, (i) the Company shall deliver or cause to be delivered to DIRECTV those certificates, instruments and documents set forth in Section 6.2 below, and (ii) DIRECTV shall deliver or cause to be delivered to the Company those certificates, instruments and documents set forth in Section 6.1 below.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to DIRECTV that the statements contained in this Section 3 are true and complete as of the date of this Agreement and will be true and complete as of the Share Delivery Date (as though made then and as though the Share Delivery Date were substituted for the date of this Agreement) as follows:

         3.1 Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its business and assets and to carry on its business as presently conducted. The Company has obtained all licenses, permits, qualifications, franchises and other governmental authorizations material or necessary to the operation of its business ("Licenses") and is in compliance with all such Licenses, except for such failure to obtain such Licenses or violations thereof which could not reasonably be expected to have a material adverse effect on the business, financial condition or prospects of the Company. The Company owns, or has the right to use, all trademarks, tradenames, service marks, domain names, trade dress, patents, copyrights, technology, know-how, trade secrets and processes material to the conduct by the Company of its business in the ordinary course (collectively, "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such intellectual property or the validity or effectiveness of any such intellectual property, and to the Company's knowledge, the use of such Intellectual Property does not infringe on the rights of any Person.

         3.2 Crown Media U.S. The Company is the sole voting and managing member of Crown Media U.S. and has the requisite power and authority to make the representations and warranties and covenants set forth herein with respect to Crown Media U.S. and to cause Crown Media U.S. to fulfill its obligations contained in this Agreement.

         3.3 Corporate Authority. The Company and Crown Media U.S., as appropriate, each have the requisite corporate power and authority to execute and deliver this Agreement, the


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Amended Stockholders Agreement, the Affiliation Agreement and the Side Letter,
and to perform their respective obligations thereunder. The execution and delivery of this Agreement, the Amended Stockholders Agreement, the Affiliation Agreement and the Side Letter by the Company and Crown Media U.S., as appropriate, and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate actions of the Company and Crown Media U.S. No consent, approval, order or authorization of, or registration, declaration or filing is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Amended Stockholders Agreement by the Company. or the performance of its obligations thereunder, by (i) any Governmental Entity, including the SEC and any state securities agency, except for the filing with the SEC of a Current Report on Form 8-K and a Form D with respect to the issuance of the DIRECTV Shares and a filing to be made pursuant to Section 25102.1(d) of the California Corporate Securities Law to be filed with the California Department of Corporations, (ii) the Nasdaq National Market or any other exchange on which any securities of the Company are trading, quoted or listed, except for the filing of a Notification
Form: Change in the Number of Shares Outstanding to be filed with the Nasdaq Stock Market; or (iii) any holder of equity or debt securities of the Company, except for the Stockholders party to the Amended Stockholders Agreement. This Agreement and the Affiliation Agreement are, and the Amended Stockholders Agreement and the Side Letter upon their due and valid execution and delivery by the parties thereto will be, legal, valid and binding obligations of the Company and Crown Media U.S., as appropriate, enforceable against each in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement, the Affiliation Agreement, the Side Letter and the Amended Stockholders Agreement by the Company and Crown Media, U.S., as appropriate, nor the performance of their respective obligations thereunder will (i) violate any provision of their respective Organizational Documents; (ii) contravene any Laws that affect the Company and Crown Media U.S.; or (iii) contravene, conflict with, or result in a breach or default (or give rise to a right of termination) of any provision of any license, agreement or instrument to which the Company or an Affiliate is a party which would have a material adverse effect on the business, financial condition or prospects of the Company.

         3.4 Capital Stock of the Company.

                  (a) As of August 17, 2001 the authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, $0.01 par value per share, of which 34,799,370 shares are issued and outstanding, 10,000,000 have been reserved for issuance upon the conversion of options under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan and 30,670,422 have been reserved for issuance upon conversion of Class B Common Stock; (ii) 120,000,000 shares of Class B Common Stock, $0.01 par value per share, of which 30,670,422 are issued and outstanding; and (iii) 10,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. All issued and outstanding shares Class A Common Stock and Class B Common Stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of the capital stock of the Company is entitled to preemptive rights.

                  (b) Upon issuance in accordance with the terms of this Agreement and against full delivery of the consideration therefor, the DIRECTV Shares will have been duly authorized


                                       5
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and validly issued, will be fully paid and non-assessable, and will not have been issued in violation of any preemptive rights. Other than as set forth in
Section 3.3(a) hereof and in Section 3.6 of the Stockholders Agreement, there are no authorized, issued or outstanding (i) securities of the Company convertible into or exchangeable for equity securities of the Company, (ii) agreements, commitments, arrangements, warrants, options or other rights to acquire from the Company, or other obligations or undertakings of any kind of the Company, to issue any capital stock or securities convertible into or exchangeable for equity securities of the Company or to issue, grant, extend or enter into any such agreement, commitment or arrangement, warrant, option, or other rights or undertaking, or (iii) bonds, debentures, notes or other obligations or securities of the Company, the holders of which have the right to vote with the stockholders of the Company, on any matter submitted for the vote of the Company stockholders. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Other than the Stockholders Agreement, there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company.

                  (c) Based upon the representations and warranties of DIRECTV set forth in this Agreement, the DIRECTV Shares will be issued in compliance with all applicable U.S. federal and state securities laws.

                  (d) The DIRECTV Shares represent, as of August 17, 2001, on a Fully Diluted Basis, a seven-percent (7%), equity interest in the Company.

                  (e) The issuance of the shares of the Company's Class A Common Stock pursuant to the Films Transaction shall dilute the 7% equity interest referred to in Section 3.3(d) above by not more than 2.33% such that immediately following the Films Transaction DIRECTV's equity interest in the Company shall be not less than 4.67%.

        3.5 Liabilities. Except as set forth on Schedule 3.4, the Company has no Liabilities except (i) the Liabilities set forth in the financial statements or the notes thereto, contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 ("Form 10-Q"), as filed with the SEC, and (ii) Liabilities which have been incurred subsequent to the filing of the Form 10-Q, none of which are material to the Company, individually or in the aggregate, and all of which are in the ordinary course of business.

        3.6 SEC Filings. The Company has filed all required Company SEC Reports. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be


                                       6
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material in amount. Since the initial public offering of the Company there has been no material change in the Company's accounting methods or principles except as described in the notes to the consolidated financial statements of the Company contained in the Company SEC Reports. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Act and the Exchange Act and the rules and regulations promulgated thereunder.

         3.7 Brokers or Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the issuance of the DIRECTV Shares.

         3.8 Films Transaction. The Films Transaction shall be based on a valuation of approximately $820 million as set forth in the Purchase and Sale Agreement between the Company and Hallmark Entertainment Distribution, LLC, dated April 10, 2001. Pursuant to the Films Transaction, the Company shall assume $220 million in debt and payables and issue up to 35,294,118 shares of the Company's Class A Common Stock to Hallmark Entertainment Distribution, LLC, depending upon the average closing price of the Company's Class A Common Stock from November 6, 2000 though the closing of that transaction, as consideration for the purchase of the film assets.

         3.9 MFN Exclusion. The Company does not make any representations or warranties as to, and none of the foregoing representations and warranties extend to, any obligations or liabilities it may have pursuant to any "most favored nations" clauses contained in any distribution agreements to which any of its subsidiaries may be a party (subject to Section 12(a) of this Agreement).

         3.10 Material Contracts. The agreements set forth on Schedule 3.9 hereto represent all of the material agreements, licenses or instruments relating to the securities and financing arrangements of the Company and any entity it controls.


4. REPRESENTATIONS AND WARRANTIES OF DIRECTV

         DIRECTV hereby represents and warrants to the Company that the statements contained in this Section 4 are true and complete as of the date of this Agreement and will be true and complete as of the Share Delivery Date (as though made then and as though the Share Delivery Date were substituted for the date of this Agreement) as follows:

         4.1 Corporate Organization and Qualification. DIRECTV is a corporation validly existing and in good standing under the laws of the State of Delaware.

         4.2 DIRECTV, Inc. DIRECTV, Inc. is the wholly owned subsidiary of DIRECTV. DIRECTV has the requisite power and authority to make the representations and warranties and covenants set forth herein with respect to DIRECTV, Inc. and to cause DIRECTV, Inc. to fulfill its obligations contained in this Agreement.


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         4.3 Corporate Authority. DIRECTV and DIRECTV, Inc., as appropriate, each have the requisite corporate power and authority to execute and deliver this Agreement, the Affiliation Agreement and the Side Letter and to perform their respective obligations thereunder. The execution and delivery of this Agreement, the Affiliation Agreement and the Side Letter by DIRECTV and DIRECTV, Inc., as appropriate, and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate actions. Such agreements and undertakings are the legal, valid and binding obligations of DIRECTV and DIRECTV, Inc., as appropriate, enforceable against each in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         4.3 Reliance on Own Advisors; Disclosure of Information. DIRECTV has relied completely on the advice of DIRECTV's own tax, investment, financial, legal or other advisors and has not relied on the Company or any of the Company's affiliates, officers, directors, attorneys, accountants, or any affiliates thereof for any tax or legal advice. DIRECTV has had an opportunity to ask questions of and receive answers from the Company, and its representatives regarding the Company, and its businesses, assets, results of operations, and financial condition and the terms and conditions of the issuance of the DIRECTV Shares. DIRECTV acknowledges that the Company has made no representation or warranty as to the DIRECTV Shares, the businesses, assets, results of operations or financial condition, except for the warranties expressly set forth in this Agreement.

         4.4 Investment Representations.

         (a) DIRECTV acknowledges that (i) its acquisition of the DIRECTV Shares involves a high degree of risk, (ii) it is familiar with the type of investment that the DIRECTV Shares constitute, and (iii) it can bear the economic risks of an investment in the DIRECTV Shares for an indefinite period and, consequently, without limiting the generality of the foregoing, can sustain a loss of its entire investment in the DIRECTV Shares in the event that such a loss should occur. DIRECTV acknowledges that no guarantees have been made or can be made with respect to the future value, if any, of the DIRECTV Shares, or the profitability or success of the Company.

         (b) DIRECTV represents that the DIRECTV Shares are being acquired for its own account solely for the purpose of investment and not with a view to, or for sale or other disposition in connection with, any distribution or public offering thereof within the meaning of the Act or any state's securities laws. DIRECTV acknowledges that the DIRECTV Shares have not been registered under the Act or any state's securities laws, and that the DIRECTV Shares may not be transferred, pledged or sold except pursuant to the registration provision of the Act and such state securities laws or pursuant to applicable exemptions therefrom. DIRECTV understands that the certificates representing the DIRECTV Shares, in addition to any other legend that may be required to be placed on the certificates, will be printed with a legend substantially similar to the following:

         THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED PURSUANT TO THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR ANY FEDERAL OR STATE SECURITIES LAW. NEITHER THIS


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         SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD,
         ASSIGNED, TRANSFERRED, PLEDGED (EXCEPT TO THE ISSUER HEREOF) OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED MARCH 14, 2001, AS IT MAY BE AMENDED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF (THE "STOCKHOLDERS AGREEMENT"), WHICH CONTAINS RESTRICTIONS ON TRANSFER. COPIES OF THE STOCKHOLDERS AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.

         DIRECTV further understands that the reliance of the Company and others upon the exemption from registration is predicated in part upon the representations and warranties made in this Section 4.4 by DIRECTV.

         (c) DIRECTV represents that it is an "Accredited Investor" as defined in Rule 501(a) of Regulation D promulgated under the Act.

         (d) Neither DIRECTV nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the issuance of the DIRECTV Shares.

         4.5 Stock Ownership. Prior to the issuance of the DIRECTV Shares, DIRECTV does not have direct or indirect beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any shares of the Company's outstanding capital stock.

5. CERTAIN COVENANTS OF THE COMPANY AND DIRECTV

         5.1 Satisfaction of Conditions. Each party to this Agreement shall use reasonable efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement.

         5.2 Negative Covenants of the Company. The Company shall not during the period from the date of this Agreement and continuing until the Share Delivery
Date:

         (a) Dividends; Changes in Share Capital. The Company shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Company in the ordinary course, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (b) Issuance of Securities. The Company shall not issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class, any securities

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convertible into or exercisable for, or any rights, warrants or options to acquire, any shares or voting debt securities, or enter into any agreement with respect to any of the foregoing, other than (i) the possible issuance of shares of the Company's Class A Common Stock pursuant to the Films Transaction and (ii) upon the exercise of stock options issued in the ordinary course prior to the date hereof in accordance with the terms of the stock option plans of the Company as in effect on the date of this Agreement.

         (c) Organizational Documents. Except to the extent required to comply with its obligations hereunder, by law or by the rules and regulations of the Nasdaq National Market, the Company shall not amend or propose to amend its Organizational Documents.

         5.3 Affirmative Covenants of the Company. During the period from the date of this Agreement and on or prior to the Share Delivery Date, the Company shall execute and deliver and shall use its best efforts to cause the other parties thereto to execute and deliver the Amended Stockholders Agreement. Capitalized terms used in this Section 5.3 and not otherwise defined shall the meanings ascribed to them in the Stockholders Agreement. The Amended Stockholders Agreement shall include DIRECTV as a party thereto with the same rights and obligations of a Minority Stockholder as currently set forth therein, including the Tag Along Rights described in Section 3.5 thereof, the Demand Registration Rights set forth in Section 4 thereof and the Piggy Back Rights set forth in Section 4.2 thereof. DIRECTV shall not be entitled to nominate any members to the Company's Board of Directors (the "Company Board"). The Amended Stockholders Agreement shall include all conforming amendments necessary to effectuate the rights granted to DIRECTV hereunder. The following specific provisions shall be included in the Amended Stockholders Agreement:

         (a) Board Observer. For as long as DIRECTV beneficially owns at least 75% of the total shares of Class A Common Stock to be issued on the Share Delivery Date (appropriately adjusted for stock splits or stock dividends or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization), DIRECTV shall have the right to designate a non-voting observer to the Company Board ("DIRECTV Observer"), who is reasonably acceptable to the Company Board, who shall have the right to notice of and attend all Company Board meetings. The DIRECTV Observer shall be entitled to receive and have full access to all information and materials provided to any of the members of the Company Board (except where materials are provided only to a committee that was appointed by the Company Board) at the same time as the Company Board member(s) receive such materials subject to the following limitation: In the event that the matter being considered by the Company Board directly concerns a transaction with a domestic distributor of the Hallmark Channel, with a distributor outside of the United States where DIRECTV, Inc. or an Affiliate has operations or with an entity affiliated with DIRECTV, the Company Board may exclude the DIRECTV Observer from such portion of the Company Board meeting and redact such information and materials. However, if the Company issues any Equity to any distributor of the Hallmark Channel, the Company shall give DIRECTV written notice of such issuance not less than ten (10) business days prior to such issuance and include therein the amount of Equity to be issued, the obligations assumed by such distributor in exchange for the Equity, including, without limitation, any obligations that are similar to those set forth on
Schedule 10.11 hereof, the obligations of the Company and its Affiliates in connection with such Equity issuance, and the

Other Distributor Proportion. DIRECTV shall be and shall cause the DIRECTV Observer to be obligated to hold in confidence any and all information received in any Company Board meeting or otherwise in the DIRECTV Observer's capacity as such, except to the extent such information is publicly disclosed by the Company, provided that the DIRECTV Observer shall be entitled to report any and all information to DIRECTV. DIRECTV shall not and DIRECTV shall ensure that the DIRECTV Observer shall not use such information for any purpose other than for DIRECTV's analysis of the Company's financial condition and operations and shall comply with all limitations of the law, including securities laws, regarding the use of such information.

         (b) Affiliate Transactions. The following agreements shall be specifically excluded from the definition of Affiliate Transactions: (i) the affiliation agreement between DIRECTV, Inc. and Crown Media U.S. dated as of March 6, 2000 for the "Odyssey" Service; (ii) the Affiliation Agreement; (iii) this Agreement and (iv) the undertakings set forth in the Side Letter, and, in each case, any amendments and modifications thereto.

         (c) Equity Purchase Rights. If the Company grants any Person those rights provided to Liberty Media Corporation, together with any successors of Liberty Media Corporation or assignees of Liberty Media Corporation's rights (collectively "Liberty"), pursuant to Section 3.6 of the Stockholders Agreement, which rights permit Liberty to maintain a minimum equity interest in the Company in the event the Company sells common stock for cash, then the Company shall grant DIRECTV the same rights.

         5.4 Affirmative Covenants of DIRECTV. DIRECTV agrees to cause DIRECTV, Inc. to execute and perform pursuant to the Affiliation Agreement and the Side Letter.

         5.5 Material Obligations. The parties acknowledge that performance of the covenants hereunder is a material obligation of this Agreement.

         5.6 Further Assurances. From and after the Closing, the Company shall execute and deliver, or cause Crown Media U.S. to execute and deliver, and DIRECTV shall execute and deliver, or cause DIRECTV, Inc. to execute and deliver, any assignments or assurances and to take and do, in the name and on behalf of such parties, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

6. CONDITIONS TO THE ISSUANCE

         6.1 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the conditions that:

         (a) DIRECTV shall have delivered to the Company the Par Consideration by wire transfer or check at or prior to the Closing;

         (b) this Agreement and the Amended Stockholders Agreement shall have been executed by DIRECTV and delivered at or prior to the Closing;

         (c) the Affiliation Agreement and the Side Letter shall have been executed by DIRECTV, Inc. and delivered at or prior to the Closing;

         (d) the representations and warranties of DIRECTV as set forth in
Section 4 hereof shall be true and complete as of the Share Delivery Date;

         (e) DIRECTV shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Share Delivery Date;

         (f) there shall be no litigation pending or threatened that, if resolved in favor of the complainant, would prevent consummation of the transaction or rescission of the consummation;

         (g) DIRECTV shall have provided to the Company an officer's certificate, dated as of the Share Delivery Date, in form and substance as set forth in Exhibit "D" attached hereto certifying that each of the foregoing is true and complete as of the Share Delivery Date.

         The Company may waive in writing any condition specified in this
Section 6.1 if it executes a statement so stating at or prior to the Closing.

         6.2 Conditions to the Obligations of DIRECTV. The obligation of DIRECTV to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the conditions that:

         (a) the Company shall have delivered the resolutions of the Company Board authorizing execution of this Agreement (including the issuance of the DIRECTV Shares), the Amended Stockholders Agreement, the Side Letter and the Affiliation Agreement and the performance of the Company's obligations under this Agreement, the Amended Stockholders Agreement and the Side Letter;

         (b) this Agreement, the Side Letter and the Amended Stockholders Agreement shall have been executed by the Company and delivered at or prior to the Closing;

         (c) the Affiliation Agreement shall have been executed by Crown Media U.S. and delivered at or prior to the Closing;

         (d) the Amended Stockholders Agreement shall have been executed by all other parties to the Stockholders Agreement and delivered at or prior to the Closing;

         (e) the Company shall have delivered to DIRECTV the stock certificates representing all of the DIRECTV Shares, free and clear of all Liens, at or prior to the Closing;

         (f) the representations and warranties of the Company as set forth in
Section 3 hereof, shall be true and complete as of the Share Delivery Date;

         (g) there shall be no litigation pending or threatened that, if resolved in favor of the complainant, would prevent consummation of the transaction or rescission of the consummation;

         (h) the Company shall have given any notices to third parties, including any Governmental Entity, the NASDAQ National Market or any other exchange, and shall have obtained any third party consents necessary to consummation of the transactions hereby;

         (i) the Company shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Share Delivery Date;

         (j) the Company shall have provided to DIRECTV an officers' certificate, dated as of the Share Delivery Date, in form and substance as set forth in Exhibit "C" attached hereto, certifying that each of the foregoing is true and complete as of the Share Delivery Date;

         (k) DIRECTV shall have received from Holland & Hart LLP, outside counsel to the Company, an opinion in form and substance as set forth in Exhibit "A-1" attached hereto, addressed to DIRECTV, and dated as of the Share Delivery Date;

         (l) DIRECTV shall have received from Morris, Nichols, Arsht & Tunnell, outside counsel to the Company, an opinion in form and substance as set forth in Exhibit "A-2" attached hereto, addressed to DIRECTV, and dated as of the Share Delivery Date; and

         (m) DIRECTV shall have received from the General Counsel to the Company, Charles L. Stanford, Esq., an opinion in form and substance as set forth in Exhibit "B" attached hereto, addressed to DIRECTV, and dated as of the Share Delivery Date.

         DIRECTV may waive in writing any condition specified in this Section
6.2 if it executes a statement so stating at or prior to the Closing.

7. TERMINATION

         7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Company and DIRECTV. In the event of the termination of this Agreement pursuant to this Section 7.1, all provisions of this Agreement, other than Sections 10.11, 10.12 and 11, shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its respective directors or officers.

         7.2 Termination by DIRECTV. DIRECTV may terminate this Agreement in the event the conditions set forth in 6.2 are not satisfied by the Share Delivery Date unless such failure to satisfy a condition is a direct result of a breach by DIRECTV, or otherwise waived by DIRECTV. If this Agreement is terminated pursuant to this Section 7.2 as a result of the Company's failure to deliver the DIRECTV Shares, then Sections 9, 10.11, 10.12 and 11 of this Agreement shall remain in effect.

         7.3 Termination by the Company. The Company may terminate this Agreement in the event the conditions set forth in Section 6.1 are not satisfied on or prior to the Share Delivery Date unless such failure is a direct result of a breach by the Company or otherwise waived by the Company. If this Agreement is terminated pursuant to this Section 7.3, then Sections 9, 10.11, 10.12 and 11 of this Agreement shall remain in effect. Notwithstanding anything herein to the contrary, upon DIRECTV's launch of the service known as "The Hallmark Channel" pursuant to the Affiliation Agreement, neither the Company nor Crown Media U.S. shall have the rights pursuant to this Section 7.3 to terminate this Agreement unless and until DIRECTV fails to comply with the conditions set forth in
Section 6.1 as of the Share Delivery Date and such failure to satisfy a condition is not a direct result of an action by the Company.

         7.4 Survival. Nothing in this Section 7 shall, however, relieve any party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

8. TRANSFER TAXES

         DIRECTV shall be responsible for the payment of all national, state, local, municipal and other transfer, stamp, sales, use or other similar taxes (and all recording or filing fees) resulting from the issuance of the DIRECTV Shares pursuant to this Agreement.

9. INDEMNIFICATION

         9.1 Indemnification by DIRECTV. DIRECTV recognizes that the issuance of the DIRECTV Shares is based upon representations, warranties and covenants contained herein and DIRECTV agrees to indemnify the Company and its officers and directors and to hold them harmless against any liability, costs or expenses (including, without limitation, reasonable attorneys' fees) arising by reason of or in connection with any misrepresentation or any breach of the representations, warranties and covenants by, or of, DIRECTV herein.

         9.2 Indemnification by the Company. The Company recognizes that the acceptance by DIRECTV of the DIRECTV Shares is based upon representations, warranties and covenants contained herein and the Company agrees to indemnify DIRECTV and its officers and directors and to hold them harmless against any liability, costs or expenses (including, without limitation, reasonable attorneys' fees) arising by reason of or in connection with any misrepresentation or any breach of the representations, warranties and covenants by, or of, the Company herein.

         9.3 Procedures for Indemnification; Third Party Claim.

         (a) If any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this section 9, then the Indemnified Party shall promptly give written notice ("Written Notice") to the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) The Indemnifying Party shall have the right to defend, or upon the written request from the Indemnified Party, the Indemnifying Party shall be required to defend at the cost of the Indemnifying Party and through counsel of its own choosing (reasonably acceptable to the Indemnified Party), any Third Party Claim set forth in a Written Notice giving rise to such Third

Party Claim for indemnification. In the event the Indemnifying Party undertakes to defend any such Third Party Claim, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Written Notice) notify the Indemnified Party in writing of its intention to do so. If the Indemnifying Party fails to notify the Indemnified Party of its intent to, or refuses after receipt of the written request from the Indemnified Party to, undertake the defense of such Third Party Claim, then the Indemnified Party may do so at the expense of the Indemnifying Party, provided that such attorney's fees and costs are reasonable. The parties shall fully cooperate in the defense of any Third Party Claim. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a Third Party Claim defended by the Indemnifying Party shall be made without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with prior written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

         (c) In the event any of the conditions in clause (b) above is or becomes unsatisfied however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) subject to Section 9.3(b) above, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorney's fees and expenses), and (iii) subject to Section 9.3(b) above, the Indemnifying Party will remain responsible for any liabilities, costs and expenses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, which gives rise to a right to indemnification pursuant to Section 9.1 or 9.2, as the case may be, to the fullest extent provided in this Section 9.

         9.4 Limitations on Indemnity. The representations and warranties made herein by the parties hereto shall survive the Closing for a period of 24 months from the date hereof, and no party shall bring a claim or action with respect to such representation or warranty at any time thereafter. This Section 9.4 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing of this Agreement.

         9.5 Survival. Termination of this Agreement shall not affect the continuing obligations of the Company and DIRECTV as indemnitors hereunder.

         9.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE.

10. MISCELLANEOUS

         10.1 Entire Agreement. This Agreement, together with the Side Letter, the Affiliation Agreement and the Amended Stockholders Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof. It is agreed that neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set forth in this Agreement, the Side Letter, the Affiliation Agreement, or the Amended Stockholders Agreement.

         10.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and signed by or on behalf of the party giving it and shall be given by personal delivery, first-class certified or registered mail, confirmed facsimile or nationally recognized overnight express courier

if to the Company, to:           Crown Media Holdings, Inc.
                                 6430 S. Fiddlers Green Circle, Suite 500
                                 Greenwood Village, CO 80111
                                 Attention: Charles L. Stanford, General Counsel
                                 Fax: (303) 221-3779

if to DIRECTV, to:               DIRECTV Enterprises, Inc.
                                 2230 East Imperial Hwy
                                 El Segundo, CA  90245
                                 Attention: Senior Vice President
                                 Fax: (310) 535-5422
                                 cc:  General Counsel
                                 Fax: (310) 726-4991

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, three hours after the time of dispatch to the facsimile number specified in this Section 10.2 provided the appropriate confirmation is received, or (ii) one business day after deposit with such overnight courier service or three days after deposit of such registered or certified mail with the U.S. Postal Service, in each case when sent to the address specified in this
Section 10.2.

         10.3 Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Share Delivery Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and DIRECTV or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

         10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that the parties may assign their rights and obligations under this Agreement, excluding the Company's rights under the Side Letter, in whole or in part, (i) to an Affiliated company or to a successor entity whether by sale of assets, merger or otherwise; (ii) to a third party as part of preparing to go or going public or as part of a merger, consolidation or sale of all substantially all of the assets of the applicable party hereto or (iii) to a third party, provided the applicable party hereto remains primarily liable for the performance of such third party's obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement.

         10.6 Certain Interpretive Matters. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any provisions relating to the conflict of laws.

         10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. This Agreement shall be binding upon the faxing by each party of a signed signature page thereof to the other parties. If such a faxing occurs, each party shall also immediately post, by Federal Express or other nationally recognized overnight express courier, a fully executed original counterpart of the Agreement to the other parties.

         10.9 Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         10.10 Survival. Subject to Section 9.4 hereof, all representations, warranties, indemnities, covenants (other than those set forth in Section 5.2 hereof) and agreements contained in or made pursuant to this Agreement or contained in any certificate or other document delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the issuance of the DIRECTV Shares and the consummation of the transactions contemplated by this Agreement and the Amended Stockholders Agreement.

         10.11 Confidentiality. Each of the Company and DIRECTV shall treat as confidential the terms of this Agreement and the related agreements, and all confidential information provided by the other party which does not otherwise become available to the other (other than pursuant to a breach of this Section 10.11), unless counsel for the Company or DIRECTV (as the case may be) reasonably believes that disclosure thereof is required (i) by law (in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information), (ii) to comply with the most favored nations' provisions contained in its contracts; provided that, any disclosure of the terms of this Agreement, the Affiliation Agreement or the Side Letter shall be limited to the terms set forth on Schedule 10.11 to this Agreement and only to the extent necessary to comply with such most favored nations provisions and without identifying DIRECTV or DIRECTV, Inc. as a party thereto, (iii) as part of its normal reporting or review procedure to its financial institutions, its parent company, its auditors and its attorneys, or
(iv) to the National Rural Telecommunications Cooperative (the "NRTC"), potential investors, insurers and financing entities; provided that any third party to which such information is disclosed shall agree to be bound by the provisions of this Section 10.11, and, except with respect to the NRTC, each party shall give the other party prior written notice of such disclosure.

         10.12 Public Announcements. Neither the Company nor DIRECTV shall make, nor permit any entity which the Company or DIRECTV controls to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media, other than to provide the announcement attached as Schedule 10.12 hereto. Notwithstanding the foregoing, the parties shall be permitted to make such public and other statements as are necessary for it to comply with applicable federal and state securities laws or rules of any exchange to which the Company or DIRECTV or any Affiliated company may be subject, provided that the other parties shall be advised and consulted in advance of any such public disclosure or announcement addressing the substance of this Agreement.

         11. DISPUTE RESOLUTION AND ARBITRATION.

         (a) Initial Dispute Resolution Procedures. Any dispute or disagreement between the parties arising out of this Agreement shall be resolved according to the following dispute resolution procedure: First, such dispute shall be addressed to each party's project manager (or equivalent level manager) for discussion and attempted resolution. If any such dispute cannot be resolved by such project managers within five (5) business days from the date that either party gives notice that such dispute or disagreement exists, then such dispute shall be immediately referred to the appropriate, respective vice presidents (or equivalent level person) for discussion and attempted resolution.

         (b) Arbitration Procedures. If a dispute cannot be resolved to the mutual satisfaction of the parties within five (5) business days (or such longer period as may be mutually agreed upon) after the second-tier referral described in Section 11(a), such dispute shall be referred to arbitration in Los Angeles, California, before three arbitrators in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association, in effect on the date that notice of such dispute was originally given. The three arbitrators shall be appointed as follows: Each party may select one independent arbitrator and, thereafter these two shall select the third and final independent arbitrator. If the two selected arbitrators cannot agree upon the third arbitrator within five (5) days of their selection, then the third and final arbitrator shall be selected by and according to the Arbitration Rules. Once appointed, the arbitrators shall appoint a time and place for a pre-hearing status conference not more than fourteen (14) days from the date of their appointment, and shall appoint a time and place for a final hearing not more than forty-five (45) days from the date of the status conference. The final hearing shall conclude no later than thirty (30) days after its commencement. The party that demands arbitration of the unresolved dispute or disagreement shall specify in writing the matter to be submitted to arbitration. The arbitrators shall render a single written decision setting forth an award and provide a reasoned opinion in accordance with applicable law, supporting their award, including detailed findings of fact and conclusions of law. Any cash component of the award shall be payable in United States dollars through a bank in the United States. Each party shall bear its own costs of preparing for and presenting its case; and the cost of arbitration, including the fees, and expenses of the arbitrators will be shared equally by the parties.

         (c) Enforcement. The arbitration award shall be final and binding upon the parties and may be confirmed by the judgment of any court having appropriate jurisdiction including, without limitation, California. In any such proceeding, the court shall take into consideration any error of law on the part of the arbitrators, in addition to all grounds provided by statute.

         12. Post-Closing Covenants.

                  (a) [*]

                  (b) Side Letter. Upon the consummation of the transactions contemplated herein on or prior to the Share Delivery Date, DIRECTV, Inc. and Crown Media U.S. shall, on such Share Delivery Date, enter into and commence performance of their respective obligations under the Side Letter.

         13. Cross-Defaults. Notwithstanding anything to the contrary herein, in the event there is a material breach of the Affiliation Agreement (subject to the cure period and procedure set forth in Section 6(b)(i) of the Affiliation Agreement) by DIRECTV, Inc. (the "DIRECTV Default"), then such DIRECTV Default shall constitute a material breach by DIRECTV under Section 5.4 of this Agreement. In such event, the determination of damages, if any, arising from the DIRECTV Default may be based, among other things, upon the value of the DIRECTV Shares provided by the Company and the value of the consideration provided by Crown Media

U.S. in connection with the Affiliation Agreement, provided that other relevant factors shall also be considered such as the nature and materiality of the DIRECTV Default, the relative significance of the DIRECTV Default to the entire Affiliation Agreement and provided that the amount of such damages is commensurate with such factors. Notwithstanding anything to the contrary herein, in no event shall the Company or its Affiliates have a direct claim or remedy against the DIRECTV Shares or any of DIRECTV's rights under this Agreement or the Amended Stockholders Agreement or hinder, impair or adversely affect such rights to any extent whatsoever. In the event there is a material breach of this Agreement by the Company (a "Company Default"), then such Company Default shall constitute a material breach by Crown Media U.S. under the Affiliation Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        CROWN MEDIA HOLDINGS, INC.

                                        By: /s/ Charles L. Stanford
                                            ------------------------------------
                                        Name: Charles L. Stanford
                                              ----------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------

                                        DIRECTV ENTERPRISES, INC.

                                        By: /s/ Lawrence N. Chapman
                                            ------------------------------------
                                              Lawrence N. Chapman
                                              Executive Vice President

                                  EXHIBIT "A-1"

                     FORM OF OPINION OF HOLLAND & HART LLP,
                         OUTSIDE COUNSEL TO THE COMPANY




Ladies and Gentlemen:

         We have acted as one of the counsel for Crown Media Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale of 5,360,202 shares of the Company's Class A Common Stock, par value $0.01 per share (the "DIRECTV Shares"), pursuant to the Stock Purchase Agreement (the "Agreement"), dated as of August ___, 2001 between the Company and DIRECTV Enterprises, Inc., a Delaware corporation (the "Purchaser"). We are rendering this opinion at the request of the Company and pursuant to Section [6.2(k)] of the Agreement. Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

         In connection with rendering the opinions set forth herein, we have examined originals or copies of the following:

         a. The Agreement;

         b. The Amended Stockholders Agreement;

         c. The Company's Certificate of Incorporation and its bylaws, each as amended to date;

         d. The "Material Agreements" identified on Schedule 1 hereto;

         e. A Certificate of Good Standing issued by the Secretary of State of the State of Delaware, as of August __, 2001; and

         f. The proceedings of the Board of Directors and officers of the Company taken in connection with the transactions contemplated by the Agreement.

         In addition, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement by the various parties and originals or copies of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         As to certain factual matters, we have relied upon a certificate executed by an officer of the Company (the "Officer's Certificate"), a copy of which is attached hereto as Exhibit A, and have not sought independently to verify such matters.

         In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Agreement and the Amended Stockholders Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed (i) that all individuals executing and delivering documents on behalf of the Purchaser had the legal capacity to so execute and deliver; (ii) that Purchaser has received all documents Purchaser was to receive under the Agreement and the Amended Stockholders Agreement; and
(iii) that each of the Agreement and the Amended Stockholders Agreement is an obligation binding upon Purchaser. In rendering this opinion we have also assumed that there are no extrinsic agreements or understandings among the parties to the Agreement that would modify or interpret the terms of the Agreement, the Amended Stockholders Agreement or the respective rights or obligations of the parties thereunder.

         With regard to our opinion expressed in paragraph 4 below, we have expressly relied in part upon Purchaser's representations and warranties in
Section 4.4 of the Agreement and have further relied solely upon the Officer's Certificate with respect to the fact that neither the Company, nor any party acting or working on its behalf, conducted or will conduct any general solicitation or general advertising in connection with the offer, sale, or issuance of the DIRECTV Shares.

         With respect to our opinion expressed in paragraph 7 below relating to the absence of any pre-emptive rights, we have relied solely upon the Officer's Certificate. We express no opinion, directly or indirectly, that the consideration paid for the DIRECTV Shares is proper under the General Corporation Law of the State of Delaware. We have assumed that such consideration is proper under the General Corporation Law of the State of Delaware. Accordingly, we have assumed that upon issuance, the DIRECTV Shares shall be fully paid and non-assessable and we express no opinion thereon.

         Our opinion is expressed only with respect to the federal laws of the United States of America (the "Federal Laws"), the laws of the State of Colorado and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

         On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to own or lease and operate its business and assets and to carry on its business as presently conducted.

         2. The Company has the requisite corporate power and authority to execute on behalf of the Company and deliver the Agreement and the Amended Stockholders Agreement and to perform its obligations contemplated thereby.

         3. The execution on behalf of the Company and delivery of each of the Agreement and the Amended Stockholders Agreement by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate actions of the Company.

         4. Assuming the accuracy of the representations and warranties of Purchaser in the Agreement, except as set forth in Section 3.2 of the Agreement, no consent, approval, order or authorization of, or registration, declaration or filing is required by or with respect to the Company in connection with the execution and delivery of each of the Agreement and the Amended Stockholders Agreement by the Company or the performance of its obligations thereunder, by
(i) any Governmental entity, including the SEC and any state securities agency,
(ii) the Nasdaq National Market or any other exchange on which any securities of the Company are trading, quoted or listed or (iii) any holder of equity or debt securities of the Company.

         5. Each of the Agreement and the Amended Stockholders Agreement has been duly and validly executed and delivered by the Company.

         6. Neither the execution and delivery of each of the Agreement and the Amended Stockholders Agreement by the Company, nor the performance of its obligations thereunder will (i) violate any provision of the Company's Organizational Documents; (ii) contravene the General Corporation Law of the State of Delaware or any Federal Laws that affect the Company; or (iii) contravene, conflict with, or result in a breach or default (or give rise to a right of termination) of any provision of any "Material Agreement" set forth on
Schedule 1 attached hereto.

         7. When issued in accordance with the Agreement, the DIRECTV Shares will not be issued in violation of any preemptive rights.

         The opinions expressed herein are given as of the date hereof; we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or in any event or change of condition occurring subsequent to the date of this opinion.

         The opinions expressed herein are strictly limited to the matters stated herein, and no other opinions may be implied. This opinion is provided as a legal opinion only, effective as of the date hereof, and not as a guaranty or warranty of the matters discussed herein.

         This opinion is intended solely for Purchaser's benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

                                        Very truly yours,

                                  EXHIBIT "A-2"


               FORM OF OPINION OF MORRIS, NICHOLS, ARSHT & TUNNEL,
                         OUTSIDE COUNSEL TO THE COMPANY


Ladies and Gentlemen:

                  You have requested our opinion as to certain matters of Delaware law in connection with the proposed issuance by Crown Media Holdings, Inc., a Delaware corporation (the "Company"), of 5,360,202 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Stock"), to DIRECTV Enterprises, Inc., a Delaware corporation ("DIRECTV"), pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"). In connection with your request, the Company has provided to us and we have reviewed: (i) the Stock Purchase Agreement, excluding the schedules or exhibits thereto except Schedule 1 ("Schedule 1"); (ii) the Affiliation Agreement between Crown Media United States LLC, a Delaware limited liability company of which the Company is the sole voting and managing member ("Crown LLC") and DIRECTV, Inc. ("Sub"), a Delaware corporation and wholly-owned subsidiary of DIRECTV, dated as of ________; (iii) the Second Amended and Restated Stockholders Agreement by and among Hallmark Entertainment, Inc., Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corporation, JP Morgan Partners (BHCA), L.P., DIRECTV and the Company, dated as of August __, 2001 (the "Stockholders Agreement" and, together with the Stock Purchase Agreement, the "Agreements"); (iv) resolutions adopted by the board of directors of the Company (the "Board") in connection with the Stock Purchase Agreement (the "Resolutions") and (v) the certificate of incorporation and bylaws of the Company, each as amended to date. We have not reviewed any other documents in connection with your request and have assumed that there are no such documents that are contrary to or inconsistent with the opinions set forth herein.

                  DIRECTV will purchase the Shares for $53,602.02 in cash (the "Consideration") pursuant to the Stock Purchase Agreement and, in addition, Sub and Crown LLC will execute the Affiliation Agreement and Sub will make the undertakings set forth in Schedule 1. In authorizing the sale of the Shares, the Stock Purchase Agreement and the Affiliation Agreement, the Board stated in the Resolutions that, to induce DIRECTV to cause Sub to enter into the Affiliation Agreement and Schedule 1, it was in the best interests of the Company to sell the Shares to DIRECTV for a purchase price equal to their aggregate par value, recognizing the additional benefit to the Company as a result of the Affiliation Agreement.

                  For purposes of this opinion, we have assumed that each of the Company and DIRECTV is duly organized, validly existing and in good standing under the laws of Delaware; that the issuance of the Shares has been duly authorized by all necessary corporate action; that the Company will have a sufficient number of shares of Class A Stock authorized by its certificate of incorporation that have not been issued, subscribed for, or otherwise committed to be issued, in order to permit the Company to issue the Shares pursuant to the terms of the Stock Purchase Agreement; that each party to the Agreements has the corporate power to execute, deliver and perform its obligations under the Agreements; that the Agreements have been duly authorized, executed and delivered by each party thereto; that each of the Agreements constitutes the legal, valid and binding obligation of each of the parties thereto (other than the Company) enforceable against each such party (other than the Company) in accordance with its terms; that the restrictions on transfer of the shares of Class A Stock and Class B Common Stock, par value $.01 per share, of the Company (the "Class B Stock") set forth in the Stockholders Agreement are reasonable in relation to a valid corporate purpose of the Company; and that the restrictions on the transfer of the shares of Class A Stock and Class B Stock set forth in the Stockholders Agreement will be noted conspicuously on the certificates representing such shares. We express no opinion with respect to the Delaware Securities Act, 6 Delaware Code Section 7301 et seq., or any rules or regulations promulgated thereunder, or to any agreements, exhibits, schedules or other documents referred to or incorporated by reference in the Agreements other than the Agreements.

                  Based upon and subject to the foregoing and to the qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. Assuming that the Shares are otherwise validly issued, the Consideration is valid consideration under Section 152 of the Delaware General Corporation Law and Article IX, Section 3 of the Constitution of the State of Delaware, and, upon receipt of the Consideration by the Company, the Shares shall be deemed fully paid and nonassessable stock.

                  2. Each of the Agreements constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, moratorium, fraudulent conveyance, receivership and other laws affecting the rights and remedies of creditors generally; (ii) the application of equitable principles (whether in a proceeding at law, in equity or otherwise); and (iii) standards of good faith, fair dealing, course of dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies generally.

                  Our opinion in paragraph 2 above is subject to the following qualifications:

                  a. We express no opinion as to the Company's obligations with respect to indemnification and contribution, except to the extent permitted by applicable law, or with respect to the enforceability of any purported waiver or consent granted by the Company pursuant to the Agreements except to the extent the Company may so waive or consent and has effectively so waived or consented in accordance with applicable law.

                  b. We express no opinion with respect to the last sentence of
Section 11(c) of the Stock Purchase Agreement.

                  c. We express no opinion with respect to the last sentence of
Section 2.1, Section 2.4 or the second sentence of Section 6.9 of the Stockholders Agreement.

                  d. We express no opinion with respect to any provision of the Agreements that purports to provide that the law of a particular state will govern such document insofar as the application of such law would be contrary to a fundamental policy of a jurisdiction with a materially greater interest than the chosen jurisdiction in the determination of a particular issue, the law of which jurisdiction would be the applicable law in the absence of an effective choice of law.

                  e. We express no opinion as to the enforceability of those provisions of the Stockholders Agreement that designate a particular forum for any action or proceeding arising out of the Stockholders Agreement to the extent that such provisions are unreasonable at the time of litigation.

                  This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for your benefit in connection with the transactions referenced herein and may not be relied upon by any other person or entity, or by you for any other purpose, without our prior written consent.


                                            Very truly yours,

                                   EXHIBIT "B"

                  FORM OF OPINION OF CHARLES L. STANFORD, ESQ.,
                         GENERAL COUNSEL OF THE COMPANY


Ladies and Gentlemen:

         As General Counsel for Crown Media Holdings, Inc., a Delaware corporation (the "Company"), I am rendering this opinion in connection with the issuance and sale of 5,360,202 shares of the Company's Class A Common Stock, par value $0.01 per share (the "DIRECTV Shares"), pursuant to the Stock Purchase Agreement (the "Agreement"), dated as of August ___, 2001 between the Company and DIRECTV Enterprises, Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

         My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         On the basis of the foregoing qualifications, I am of the opinion that:

         1. As at the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, $0.01 par value per share, of which, as at August 17, 2001, 34,799,370 shares are issued and outstanding, 10,000,000 have been reserved for issuance upon the conversion of options under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan and 30,670,422 have been reserved for issuance upon conversion of Class B Common Stock; (ii) 120,000,000 shares of Class B Common Stock, $0.01 par value per share, of which 30,670,422 are issued and outstanding; and (iii) 10,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding.

         2. All issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and, to my knowledge, no class of the capital stock of the Company is entitled to preemptive rights.

         3. Neither the execution and delivery of the Agreement and the Amended Stockholders Agreement by the Company, nor performance of its obligations thereunder will contravene, conflict with, or result in a breach or default (or give rise to a right of termination) of any provision of any license, agreement or instrument to which the Company or an Affiliate is a party which would have a material adverse effect on the business, financial condition or prospects of the Company.

         4. Other than as set forth in Section 3.3(a) of the Agreement and
Section 3.6 of the Stockholders Agreement, there are no authorized, issued or outstanding (i) securities of the Company convertible into or exchangeable for equity securities of the Company, (ii) agreements, commitments, arrangements, warrants, options or other rights to acquire from the Company, or other obligations or undertakings of any kind of the Company, to issue any capital stock or securities convertible into or exchangeable for equity securities of the Company or to issue, grant, extend or enter into any such agreement, commitment or arrangement, warrant, option, or other rights or undertaking (other than commitments pursuant to the Films Transaction and obligations pursuant to any "most favored nations" clause contained in any distribution agreement of Crown Media U.S.), or (iii) bonds, debentures, notes or other obligations or securities of the Company, the holders of which have the right to vote with the stockholders of the Company, on any matter submitted for the vote of the Company stockholders.

         5. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

         6. Other than the Stockholders Agreement, there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company.

         7. There is no litigation pending or, to the best of my knowledge, threatened that, if resolved in favor of the complainant, would prevent consummation of the transactions contemplated in the Agreement or rescission of the consummation.

                                   EXHIBIT "C"

                          FORM OF OFFICERS' CERTIFICATE



         We, Charles L. Stanford, Esq. and William J. Aliber, the duly elected, qualified and acting Executive Vice President and General Counsel and Chief Financial Officer, respectively, of Crown Media Holdings, Inc. (the "Company"), pursuant to Section 6.2 of that certain Stock Purchase Agreement, by and between the Company and DIRECTV Enterprises, Inc., do hereby certify on behalf of the Company that:

         1. the representations and warranties of the Company as set forth in
Section 3 of the Stock Purchase Agreement are true and complete at and as of the date hereof; and

         2. the Company has performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under the Stock Purchase Agreement on or prior to the date hereof.



         IN WITNESS WHEREOF, we have executed this Officers' Certificate as of ___________________, 2001.

                                  CROWN MEDIA HOLDINGS, INC.

                                  By:
                                      ------------------------------------------
                                        Charles L. Stanford
                                        Executive President and General Counsel

                                  By:
                                      ------------------------------------------
                                        William J. Aliber
                                        Chief Financial Officer

                                   EXHIBIT "D"

                          FORM OF OFFICER'S CERTIFICATE

         I, Robert M. Hall and Robert L. Meyers, the duly elected, qualified and acting Senior Vice President and General Counsel and Executive Vice President and Chief Financial Officer, respectively, of DIRECTV Enterprises, Inc. ("DIRECTV"), pursuant to Section 6.1 of that certain Stock Purchase Agreement, by and between DIRECTV and Crown Media Holdings, Inc., do hereby certify on behalf of DIRECTV that:

         1. the representations and warranties of DIRECTV as set forth in
Section 4 of the Stock Purchase Agreement are true and complete at and as of the date hereof; and

         2. DIRECTV has performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under the Stock Purchase Agreement on or prior to the date hereof.



         IN WITNESS WHEREOF, I have executed this Officer's Certificate as of ___________________, 2001.

                         DIRECTV ENTERPRISES, INC.

                         By:
                            ----------------------------------------------------
                            Robert M. Hall
                            Senior Vice President and General Counsel

                         By:
                            ----------------------------------------------------
                            Robert L. Meyers
                            Executive Vice President and Chief Financial Officer

                                   SCHEDULE 1


                                 August _, 2001

Crown Media Holdings, Inc.
6430 S. Fiddlers Green Circle
Suite 500
Englewood, CO 80111

Attention:  Charles Stanford, General Counsel


         Re:  Side Letter to Stock Purchase Agreement

Dear Gentlemen:

         Crown Media Holdings, Inc. (the "Company") and DIRECTV, Inc. ("DIRECTV") hereby agree to the following:

         1. DIRECTV and the Company shall negotiate in good faith an agreement for the pay-per-view distribution of up to ten (10) motion pictures or mini-series per year ("Crown Pictures").

         2. When required by law or regulation to add a Public Interest Obligation ("PIO") service, consistent with the applicable regulations of the Federal Communications Commission ("FCC"), DIRECTV shall, given the Company's commitments to the National Interfaith Coalition ("NIC"), consider in good faith the distribution of NIC's PIO service tentatively called "The Faith and Values Network" on substantially similar terms pursuant to which DIRECTV distributes other similar PIO services, provided that: (x) DIRECTV shall use reasonable efforts to [*]; (y) DIRECTV shall have no obligation whatsoever under this
Section 2 if any action contemplated under said Section conflicts with any applicable law, including, without limitation, any rules or regulations of the FCC; and (z) NIC's proposed PIO service and the programming contained therein qualify under FCC's PIO rules and regulations for PIO carriage by DIRECTV. DIRECTV anticipates that it will add additional PIO service(s) in December 2002. For purposes of this provision, "reasonable" shall include [*].

         3. If the Hallmark Channel contains and maintains over 85% Spanish secondary audio for program (as opposed to promotional and advertising) content, DIRECTV. shall carry the Hallmark Channel on DIRECTV's "PARA TODOS" platform in the "Option Especial" package (or successor package) for license fees (per PARA TODOS subscriber) that equal the amount of the License Fees payable under Section 2(b) of the Affiliation Agreement for DBS Satellite Exhibition of Cable Network Programming dated as of March 6, 2000 between DIRECTV and the Company for the carriage of the Odyssey Channel (the "Odyssey Affiliation Agreement') (i.e. the rates for the first, second, third, etc. year (if applicable) of carriage of the Hallmark Channel on the PARA TODOS platform shall be the same as the first, second, third, etc. year rates under the Odyssey Affiliation Agreement). All other terms shall be substantially similar to the terms set forth in the Odyssey Affiliation Agreement, provided that the parties shall mutually agree on the term of said agreement.

         4. The parties shall negotiate in good faith an agreement regarding DIRECTV's carriage of the Company's interactive application known as "V-Cards", subject to the technical feasibility of the interactive application and the parties' negotiation of acceptable business terms reflecting an agreed business model and prevailing market conditions. As part of such discussion, the parties shall assign appropriate personnel to determine the technical feasibility and requirements associated with deploying the V-Card service using DIRECTV's advanced settop receivers. It is anticipated that the initial version of the V-Card service shall utilize Company-supplied and produced video objects and template messages. Subsequent versions will offer users, to the extent technically feasible and commercially practical, an increased ability to customize and personalize their V-Cards. As part of their service relationship, the parties agree to discuss processes that will allow DIRECTV customers to send V-Cards to other V-Card enabled DIRECTV subscribers as well as V-Card users outside the DIRECTV system. The parties also agree to discuss the deployment of other Company interactive applications over the DIRECTV system such as "Crayola Kids" and the Company's Video-on-Demand service.

         5. Consistent with and limited by its fiduciary responsibilities to the shareholders of XM Satellite Radio, Inc. ("XM Radio"), and recognizing that DIRECTV does not control XM Radio, DIRECTV shall undertake in good faith to induce XM Radio to negotiate with Company for the distribution of an audio service owned by the Company or a subsidiary.

         6. The parties' good faith obligations to negotiate an agreement as set forth in items 1 and 4 above shall expire on December 31, 2002. The parties' good faith obligations as set forth in item 2 and the parties' good faith obligations as set forth in item 5 above shall expire on December 31, 2003, and the parties' obligations set forth in item 3 above shall expire on December 31, 2003, provided that, as to items 2 and 4, DIRECTV and NIC have not reached an agreement as to item 2 and/or the Company and DIRECTV have not reached an agreement as to item 4.

         7. This Side Letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any provisions relating to conflict of laws.

         8. Provided that the parties have acted in good faith, the failure by the parties to reach an agreement in connection with items 1, 2, 4 and 5 above or to reach an agreement as to the term of the agreement referenced in item 3 above shall not constitute a breach hereunder or under the Stock Purchase Agreement.


                                        Sincerely,

                                        DIRECTV, Inc.


                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

AGREED TO AND ACCEPTED BY:

CROWN MEDIA HOLDINGS, INC.


By:
    ---------------------------
    Name:
          ---------------------
    Title:
           --------------------

                                  Schedule 3.4

                              Material Liabilities


During the month of July 2001, Crown Media Holdings, Inc. borrowed an additional $31.0 million from HC Crown Corporation, pursuant to its $150 million Promissory Note.

                                  Schedule 3.9

                 Material Agreements, Licenses and Instruments*

1. Contribution Agreement, dated as of January 27, 2000, by and among Hallmark Entertainment, Inc., Crown Media, Inc. (now known as Crown Media International, Inc.), Liberty Media Corporation, Vision Group Incorporated, VISN Management Corp., National Interfaith Cable Coalition, Inc., Chase Equity Associates, LP (now known as J.P. Morgan Partners (BHCA), L.P.) and Crown Media Holdings, Inc.

2.       Stockholders Agreement dated as of March 14, 2001.

3.       Amended and Restated Crown Media Holdings, Inc. 2000 Long Term
         Incentive Plan.

4. $20,000,000 Promissory note, dated as of November 19, 1999, of Crown Media, Inc. (now known as Crown Media International, Inc.) to HC Crown Corporation.

5. $10,000,000 Promissory Note, dated February 23, 2000, of Crown Media, Inc. (now known as Crown Media International, Inc.) to HC Crown Corporation.

6. Amendment to $10,000,000 Promissory Note, dated April 14, 2000, between Crown Media, Inc. (now known as Crown Media International, Inc.) and HC Crown Corporation.

7. $150,000,000 Promissory Note, dated February 12, 2001, of Crown Media Holdings to HC Crown Corporation.

8. $150,000,000 Irrevocable Standby Letter of Credit, dated February 12, 2001, of Crown Media Holdings to Bank of America, N.A.

9. $50,000,000 Promissory Note, dated July 10, 2001, of Crown Media Holdings to HC Crown Corporation.

10. Amendment No. 1, effective as of June 30, 2001, to the Promissory Note, dated February 12, 2001, made by Crown Media Holdings, Inc. in favor of HC Crown Corporation.

11. Purchase and Sale Agreement, dated as of April 10, 2001, by and between Crown Media Holdings, Inc. and Hallmark Entertainment Distribution, LLC.

12. Letter Agreement between Chase Manhattan Bank and Hallmark India Private Limited dated as of August 23, 1999.

13. Contract for a Combined Uplink and Space Segment Service dated as of December 17, 1999 by and between British Telecommunications PLC and Hallmark Entertainment Networks (now known as Crown Media International, Inc.).

* Does not include corporate organizational documents of Crown Media Holdings, Inc. or any of its subsidiaries.

                                 Schedule 10.11

[*]

                                 Schedule 10.12

                                  Press Release

                  CROWN MEDIA SIGNS NEW AGREEMENT WITH DIRECTV,
               INC. INCREASING HALLMARK CHANNEL U.S. DISTRIBUTION
                            TO 40 MILLION SUBSCRIBERS


GREENWOOD VILLAGE, COLO. AND EL SEGUNDO, CA - AUGUST ___, 2001 - Crown Media Holdings, Inc. (Nasdaq: CRWN) ("Crown Media" or the "Company") and DIRECTV, Inc. today announced that they have entered into a strategic relationship under which the Hallmark Channel U.S. will be repositioned to DIRECTV's TOTAL CHOICE(R) Package. With this repositioning, the total distribution of the Hallmark Channel in the United States will be expanded to approximately 40 million subscribers by the end of September, 2001. In addition to this agreement for expanded distribution, the two companies will explore the distribution of additional programming services, new interactive broadband applications and pay-per-view distribution of programs from the film library to be acquired by Crown Media and additional programs of Hallmark Entertainment. As part of this relationship, DIRECTV will receive approximately 5.4 million shares of Crown Media Class A Common Stock, representing 4.7% of the fully diluted equity of Crown Media after closing of the pending films transaction with Hallmark Entertainment Distribution.

Margaret Loesch, President and CEO of Crown Media United States, LLC, commented, "This agreement provides the Hallmark Channel U.S. with an increased level of coverage across the country, expanding our distribution to approximately 40 million subscribers by the end of September, 2001. With the additional exposure to viewers, we hope to further increase the ratings for our valued programming. And the combination of increased distribution and increased ratings should help us attract an even greater number of the leading advertisers to the channel."

As part of the collaboration between DIRECTV and Crown Media, DIRECTV will work with Crown Media and Hallmark Entertainment, Inc., to explore the feasibility of the pay-per-view distribution of longform titles, as well as the development of new interactive applications, including an application known as "V Greetings." Discussions will also be held with Binney & Smith to explore possible opportunities involving the Crayola brand. Binney & Smith is owned by Hallmark Cards, Inc.

"We have stated on numerous occasions that the success of our business is dependent on our efforts in three strategic areas - brand, content and distribution," stated David Evans, President and CEO of Crown Media Holdings. "On the brand and content front, we've successfully completed the global rebranding of the Hallmark Channel and are in the process of finalizing the acquisition of over 700 titles from the award-winning Hallmark Entertainment library. Now with this agreement, we are able to advance our goals on the distribution front, putting the Hallmark Channel U.S. on par with some of the most recognized networks on television today. With a recognized brand name, high-quality programming and a growing audience, we are poised to become a leader in the television programming industry and are pleased to add DIRECTV to the impressive list of strategic partners with whom Crown Media is fortunate to be allied."


"DIRECTV customers will benefit from the added value and enhancements that the Hallmark Channel brings to its network," said Roxanne Austin, President and Chief Operating Officer, DIRECTV, Inc. "Our customers have come to expect compelling programming that enhances their viewing experience. We look forward to expanding our relationship with a respected leader in the programming community that provides innovative, quality entertainment to our customers."

Crown Media has filed a Current Report on Form 8-K with the SEC containing additional information regarding this transaction.

ABOUT DIRECTV INC.

DIRECTV is the nation's leading digital satellite television service provider with more than 10 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, and satellite and wireless systems and services. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at DIRECTV.com.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes the Hallmark Channel in the U.S. and the Hallmark Channel in more than 100 international markets. The combined channels have more than 73 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, and J. P. Morgan Partners
(BHCA), L. P.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the

Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended June 30, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:
INVESTOR RELATIONS:                            MEDIA:
Mary Ellen Adipietro                           Les Eisner
Lippert/Heilshorn & Associates                 The Lippin Group/LA
212-838-3777                                   323-965-1990
madipietro@lhai.com                            leisner@lippingroup.com

Karen Pisciotta                                Don Ciaramella
Lippert/Heilshorn & Associates                 The Lippin Group/NY
212-838-3777                                   212-986-7080
kpisciotta@lhai.com                            don@lippingroup.com

                                               Elissa Grabowski
                                               Lippert/Heilshorn & Associates
                                               212-838-3777
                                               egrabowski@lhai.com

FOR ADDITIONAL INFORMATION AT THE HALLMARK CHANNEL, PLEASE CONTACT:
Mark Kern
The Hallmark Channel
818-755-2626
MarkKern@hallmarkchannel.com

FOR ADDITIONAL INFORMATION AT DIRECTV, PLEASE CONTACT:
DIRECTV, Inc.
Gina Magee
310-726-4654